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Freeport-McMoRan Copper & Gold Inc.
Reports Second-Quarter and Six-Month 2008 Results

HIGHLIGHTS

▪
Net income applicable to common stock for second-quarter 2008 totaled $947 million, $2.25 per share, compared with $1.1 billion, $2.62 per share, for second-quarter 2007.  Net income applicable to common stock for the first six months of 2008 totaled $2.1 billion, $4.89 per share, compared with $1.6 billion, $4.80 per share, for the first six months of 2007.

▪
Consolidated sales from mines for second-quarter 2008 totaled 942 million pounds of copper, 265 thousand ounces of gold and 20 million pounds of molybdenum, compared with 1.0 billion pounds of copper, 913 thousand ounces of gold and 15 million pounds of molybdenum for second-quarter 2007.  As expected, copper and gold sales volumes were lower than the year-ago quarter because of mine sequencing at the Grasberg mine in Papua, Indonesia.

▪
Consolidated sales from mines are expected to approximate 4.1 billion pounds of copper, 1.4 million ounces of gold and 75 million pounds of molybdenum for the year 2008, including 1.0 billion pounds of copper, 315 thousand ounces of gold and 18 million pounds of molybdenum for third-quarter 2008.  Second-half 2008 copper and gold sales are expected to approximate 2.2 billion pounds and 890 thousand ounces, approximately 400 million pounds and 350 thousand ounces higher than the first half of 2008.

▪
Operating cash flows totaled $1.0 billion, net of working capital uses of $765 million, for second-quarter 2008 and $1.6 billion, net of working capital uses of $2.1 billion, for the first six months of 2008.  Assuming average prices of $3.75 per pound for copper, $900 per ounce for gold and $30 per pound for molybdenum for the remainder of 2008, operating cash flows in 2008 would approximate $6.0 billion, including approximately $4.4 billion for the second half of 2008.  Each $0.20 per pound change in copper prices in the balance of the year would impact 2008 operating cash flows by approximately $300 million.

▪
Capital expenditures totaled $655 million for second-quarter 2008 and $1.2 billion for the first six months of 2008.  Projected 2008 capital expenditures approximate $3.0 billion, including investments in development projects in the Americas and Indonesia, the Tenke Fungurume greenfield project in Africa and the project to restart the Climax molybdenum mine in Colorado.

▪	Total debt approximated $7.4 billion and consolidated cash was $1.6 billion at June 30, 2008.

▪
FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $1.75 per share to $2.00 per share and expanded the open market share purchase program to 30 million shares from the prior authorization of 20 million shares.

PHOENIX, AZ, July 22, 2008 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported second-quarter 2008 net income applicable to common stock of $947 million, $2.25 per share, compared with $1.1 billion, $2.62 per share, for the second quarter of 2007.  For the six months ended June 30, 2008, FCX reported net income of $2.1 billion, $4.89 per share, compared with $1.6 billion, $4.80 per share, in the 2007 period.  The results for the 2007 six-month period include the operations of Phelps Dodge beginning March 20, 2007.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “We are progressing our efforts to develop our large mineral positions in the Americas, Africa and Indonesia to their full potential.  The results of our efforts are encouraging and we expect success in expanding our reserves and adding to our growth pipeline.  We continue to focus on maximizing current production volumes which is enabling us to generate significant cash flows to invest in attractive organic growth projects and provide cash returns to shareholders.  Today's Board actions to increase our common stock dividend and expand our share purchase program reflect our financial strength and a positive outlook for our business and markets.”

SUMMARY FINANCIAL AND OPERATING DATA

	Second Quarter				Six Months
	2008		2007		2008		2007[a]
Financial Data (in millions, except per share amounts)
Revenues	$5,441	[b]	$5,443	[b,c]	$11,113	[b]	$7,689	[b,c]
Operating income	$2,053	[d]	$2,354	[c]	$4,449	[d]	$3,526	[c]
Income from continuing operations
applicable to common stock[e]	$947	[d,f,g]	$1,076	[c,f,g]	$2,069	[d,f,g]	$1,548	[c,f,g]
Net income applicable to common stock[e]	$947	[d,f,g]	$1,104	[c,f,g]	$2,069	[d,f,g]	$1,580	[c,f,g]
Diluted net income per share of common stock[h]:
Continuing operations	$2.25	[d,f,g]	$2.56	[c,f,g]	$4.89	[d,f,g]	$4.71	[c,f,g]
Discontinued operations	-		0.06		-		0.09
Diluted net income per share of common stock	$2.25	[d,f,g]	$2.62	[c,f,g]	$4.89	[d,f,g]	$4.80	[c,f,g]
Diluted average common shares outstanding[h,i]	450		446		449		346
Operating cash flows	$1,009	[j]	$2,081	[j]	$1,624	[j]	$2,750	[j]
Capital expenditures	$655		$530		$1,163		$672

Operating Data – Sales from Mines
Copper (millions of recoverable pounds)
FCX’s consolidated share	942		1,010		1,853		1,530
Average realized price per pound	$3.85		$3.34	[c]	$3.77		$3.32	[c]

Gold (thousands of recoverable ounces)
FCX’s consolidated share	265		913		545		1,869
Average realized price per ounce	$912		$659		$917		$660

Molybdenum (millions of recoverable pounds)
FCX’s consolidated share	20		15		40		17
Average realized price per pound	$31.59		$24.83		$31.63		$24.68

Note: Disclosures of after-tax amounts throughout this release are calculated by reference to the applicable tax rate.

a.	Includes Phelps Dodge results beginning March 20, 2007.

b.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion beginning on page 4).

c.
 Includes charges for noncash mark-to-market accounting adjustments on the 2007 copper price protection program totaling $130 million ($80 million to net income or $0.18 per share) and a reduction in average realized copper prices of $0.13 per pound in second-quarter 2007 and $168 million ($103 million to net income or $0.30 per share) and a reduction in average realized copper prices of $0.11 per pound in the first six months of 2007.  FCX paid $598 million upon settlement of these contracts in January 2008.  FCX does not currently intend to enter into similar hedging programs in the future.

d.	Includes estimated costs totaling approximately $25 million ($8 million to net income or $0.02 per share) in the 2008 periods for local infrastructure projects in South America.

e.	After preferred dividends.

f.
 Includes the impact of purchase accounting fair value adjustments associated with the acquisition of Phelps Dodge totaling $262 million ($163 million to net income or $0.36 per share) for second-quarter 2008, $456 million ($284 million to net income or $0.64 per share) for second-quarter 2007, $556 million ($347 million to net income or $0.77 per share) for the first six months of 2008 and $579 million ($363 million to net income or $1.05 per share) for the first six months of 2007.  The 2008 periods include net purchase accounting fair value adjustments related to non-operating income and expenses totaling $22 million ($13 million to net income or $0.03 per share) for second-quarter 2008 and $37 million ($22 million to net income or $0.05 per share) for the first six months of 2008.  For additional information regarding the impacts of these adjustments to production and delivery costs and depreciation, depletion and amortization refer to the supplemental schedule, “Business Segments,” beginning on page XXIV, which is available on FCX’s web site, “www.fcx.com.”

g.
 Includes net losses on early extinguishment of debt totaling $47 million ($35 million to net income or $0.08 per share) for second-quarter 2007, $6 million ($5 million to net income or $0.01 per share) for the first six months of 2008 and $135 million ($110 million to net income or $0.32 per share) for the first six months of 2007.  Also includes gains in the 2008 periods totaling $13 million ($8 million to net income or $0.02 per share) on the sale of other assets and gains in the 2007 periods totaling $38 million ($23 million to net income or $0.05 per share in second-quarter 2007 and $0.07 per share in the first six months of 2007) on the sale of marketable equity securities.

h.	Reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007, and 5½% Convertible Perpetual Preferred Stock. See Note h on page IV.

i.
 On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge.  On March 28, 2007, FCX sold 47.15 million common shares.  Common shares outstanding on June 30, 2008, totaled 384 million.  Assuming conversion of the instruments discussed in Note h above and including dilutive stock options and restricted stock units, total common shares outstanding would approximate 450 million at June 30, 2008.

j.
 Includes working capital (uses) sources of $(765) million in second-quarter 2008, $113 million in second-quarter 2007, $(2.1) billion in the first six months of 2008 and $(89) million in the first six months of 2007.

OPERATIONS

Consolidated copper sales of 942 million pounds in the second quarter of 2008 were slightly above previous estimates of 930 million pounds reported on April 23, 2008, because of the timing of shipments.  Second-quarter 2008 production volumes were slightly lower than forecast, principally in North America.  Second-quarter 2008 consolidated copper sales were seven percent lower than the year-ago period when FCX was mining in a higher grade section of Grasberg, partly offset by higher production in North and South America.

Consolidated gold sales of 265 thousand ounces in second-quarter 2008 were higher than previous estimates of 225 thousand ounces because of mine sequencing at the Grasberg mine in Indonesia.  As expected, consolidated gold sales in the second quarter of 2008 were significantly lower than the year ago period because of mining in a lower ore grade section of the Grasberg open pit.  Consolidated molybdenum sales of 20 million pounds in the second quarter of 2008 approximated previous estimates of 18 million pounds.

For the year 2008, FCX projects sales to approximate 4.1 billion pounds of copper, 1.4 million ounces of gold and 75 million pounds of molybdenum.  Copper sales are expected to be approximately 100 million pounds lower than previous estimates primarily because of delays in achieving full production at the new Safford mine and lower than expected production at Morenci.  Efforts are under way to offset these shortfalls.

Consolidated unit net cash costs were $1.25 per pound in the second quarter of 2008.  Cash costs have increased significantly in the last twelve months and additional cost escalation was experienced in the second quarter, principally for energy.  The increase in second-quarter 2008 unit net cash costs compared with the year ago period also reflects lower volumes at Grasberg.  The effect of increased input costs is expected to result in higher costs in 2008 than previous estimates.  Assuming average prices of $3.75 per pound for copper, $900 per ounce for gold and $30 per pound for molybdenum for the remainder of 2008, unit net cash costs for the year 2008 would average approximately $1.10 per pound, compared with FCX’s April 23, 2008, estimate of $1.00 per pound.  Because of higher volumes in the second half of 2008, principally from Grasberg, second-half unit net cash costs are expected to be lower than the first-half average.  Unit net cash costs are expected to average approximately $1.06 per pound in the second half of 2008, including approximately $1.24 per pound in third-quarter 2008 and approximately $0.92 per pound in fourth-quarter 2008.

	Second Quarter			Six Months
	2008	2007		2008	2007[a]
Consolidated Operating Data
Copper (millions of recoverable pounds)
Production	941	971		1,821	2,047
Sales[b]	942	1,010		1,853	2,035
Average realized price per pound	$3.85	$3.34	[c]	$3.77	$3.19	[c]
Unit net cash costs[d]	$1.25	$0.53		$1.16	$0.47
Gold (thousands of recoverable ounces)
Production	250	825		525	1,927
Sales[b]	265	913		545	1,890
Average realized price per ounce	$912	$659		$917	$657
Molybdenum (millions of recoverable pounds)
Production	18	18		36	35
Sales[b]	20	15		40	34
Average realized price per pound	$31.59	$24.83		$31.63	$23.83

a.	Amounts are pro forma to reflect the inclusion of Phelps Dodge results prior to the March 19, 2007 acquisition.

b.	Excludes sales of purchased metal.

c.
 Includes reduction of $0.13 per pound for second-quarter 2007 and $0.09 per pound for the first six months of 2007 for mark-to-market accounting adjustments on the 2007 copper price protection program.

d.
 Reflects weighted average unit net cash costs, net of by-product credits, for all mines.  For reconciliations of actual and pro forma unit net cash costs per pound by geographic region to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

For the first six months of 2008, approximately 50 percent of FCX’s copper was sold in concentrate, 30 percent as rod (principally from North American operations) and 20 percent as cathodes.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate sales contracts and most of its cathode sales contracts are provisionally priced at the time of shipment. The provisional prices are finalized in a specified future period (generally one to four months from the shipment date) based on quoted LME or COMEX prices.  The sales subject to final pricing are generally settled in a subsequent month or quarter.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded realized price for copper for the period.

LME copper prices averaged $3.83 per pound during the second quarter of 2008, compared with FCX’s recorded prices of $3.85 per pound.  The applicable forward copper price at the end of the quarter was $3.88 per pound.  Approximately half of FCX’s consolidated copper sales during the second quarter were provisionally priced at the time of shipment and are subject to final pricing later in 2008.

At June 30, 2008, FCX had copper sales of 369 million pounds of copper (net of minority interests) priced at an average of $3.88 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price realized from the June 30, 2008, price would result in an approximate $11 million effect on FCX’s 2008 net income.  The LME closing spot price for copper on July 21, 2008, was $3.79 per pound.

At March 31, 2008, 362 million pounds of copper (net of minority interests) were provisionally priced at $3.82 per pound.  Adjustments to these prior period copper sales increased consolidated revenues by $5 million ($3 million to net income or $0.01 per share), compared with an increase of $188 million ($95 million to net income or $0.21 per share) in second-quarter 2007.  Additionally, adjustments to prior year copper sales in the first six months of 2008 resulted in an increase in consolidated revenues of $267 million ($126 million to net income or $0.28 per share), compared with an increase of $90 million ($43 million to net income or $0.12 per share) in the first six months of 2007.

North American Mining.  FCX operates seven open-pit copper mining complexes in North America (Morenci, Bagdad, Sierrita, Safford and Miami in Arizona and Chino and Tyrone in New Mexico) and conducts molybdenum mining operations at the Henderson underground mine in Colorado.  By-product molybdenum is primarily produced at Sierrita and Bagdad.  FCX is the world’s largest producer of molybdenum.  FCX is engaged in a project to restart the Climax open-pit molybdenum mine in Colorado.  All of these mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.  The North American copper mining operations are operated in an integrated fashion and have long-lived reserves with significant additional development potential.

Consolidated	Second Quarter			Six Months
North American Mining Operations	2008	2007		2008	2007[a]

Copper (millions of recoverable pounds)
Production	350	335		677	636
Sales[b]	347	333		686	640
Average realized price per pound	$3.82	$3.05	[c]	$3.66	$2.79	[c]

Molybdenum (millions of recoverable pounds)
Production	18	18		35	35
Sales[d]	20	15		40	34
Average realized price per pound	$31.59	$24.83		$31.63	$23.83

a.	Amounts are pro forma to reflect the inclusion of Phelps Dodge results prior to the March 19, 2007 acquisition.

b.	Excludes sales of purchased metal.

c.
Amount was $3.44 per pound for second-quarter 2007 and $3.08 per pound for the first six months of 2007 before charges for mark-to-market accounting adjustments on the 2007 copper price protection program.

d.	Excludes sales of purchased metal and includes sales of molybdenum produced at Cerro Verde.

Consolidated copper sales in North America totaled 347 million pounds in the second quarter of 2008, slightly above the second-quarter 2007 sales resulting from the commencement of production at the recently commissioned Safford mine and higher production at Sierrita, partly offset by lower Morenci production.

In the second quarter of 2008, consolidated molybdenum sales from the Henderson and by-product mines totaled 20 million pounds, five million pounds higher than second-quarter 2007 primarily because of improved market conditions.

Approximately 85 percent of FCX’s expected 2008 molybdenum production is committed for sale throughout the world pursuant to annual or quarterly agreements based primarily on prevailing market prices one month prior to the time of sale.  For 2009, 90 percent of sales is expected to be priced at approximate prevailing market prices.  The Metals Week Dealer Oxide closing price for molybdenum on July 21, 2008, was $33.75 per pound.

For the year 2008, FCX expects sales from North American operations to approximate 1.4 billion pounds of copper and 75 million pounds of molybdenum, compared with 1.3 billion pounds of copper and 69 million pounds of molybdenum for pro forma year 2007.

Unit Net Cash Costs for North American Copper Mines.  The following table summarizes unit net cash costs at the North American copper mines.

	Second Quarter		Six Months
	2008	2007	2008	2007[a]
Per pound of copper:
Site production and delivery, after adjustments	$1.84	$1.46	$1.74	$1.39
By-product credits, primarily molybdenum	(0.70)	(0.74)	(0.74)	(0.64)
Treatment charges	0.10	0.09	0.10	0.08
Unit net cash costs[b]	$1.24	$0.81	$1.10	$0.83

a.	Amounts are pro forma to reflect the inclusion of Phelps Dodge results prior to the March 19, 2007 acquisition.

b.
 For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

North America unit net cash costs were higher in the 2008 periods as compared with the 2007 periods primarily because of increases in energy, labor, sulfuric acid and other input costs, and increases in mining rates and lower grades at Morenci, combined with higher unit costs at Safford as the mine ramps up to full production rates.

Assuming an average copper price of $3.75 per pound and an average molybdenum price of $30 per pound for the remainder of 2008 and achievement of current 2008 sales estimates, FCX estimates that its 2008 average unit net cash costs, including molybdenum credits, for its North American copper mines would approximate $1.29 per pound of copper.  Unit net cash costs for 2008 would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2008.

Unit Net Cash Costs for Henderson Molybdenum Mine.  Second-quarter 2008 unit net cash costs of $4.96 per pound of molybdenum at the Henderson molybdenum mine were higher, compared with unit net cash costs of $4.38 per pound for second-quarter 2007, primarily because of higher input costs, including labor, maintenance, supplies and energy.  Assuming achievement of current 2008 sales estimates, FCX estimates 2008 average unit net cash costs for its Henderson mine at approximately $5.00 per pound of molybdenum.

South American Mining.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  These operations are consolidated in FCX’s financial statements, with outside ownership reported as minority interests.

FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine producing both electrowon copper cathodes and copper and molybdenum concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.

Consolidated	Second Quarter		Six Months
South American Mining Operations	2008	2007	2008	2007[a]

Copper (millions of recoverable pounds)
Production	369	338	722	645
Sales	366	343	731	644
Average realized price per pound	$3.86	$3.54	$3.84	$3.33

Gold (thousands of recoverable ounces)
Production	25	28	51	52
Sales	26	28	53	53
Average realized price per ounce	$910	$674	$914	$609

a.	Amounts are pro forma to reflect the inclusion of Phelps Dodge results prior to the March 19, 2007 acquisition.

South American copper sales in the second quarter of 2008 were higher than in second-quarter 2007 primarily reflecting higher production from Cerro Verde’s new concentrator.

Unit Net Cash Costs.  The following table summarizes unit net cash costs at the South American copper mines.

	Second Quarter		Six Months
	2008	2007	2008	2007[a]
Per pound of copper:
Site production and delivery, after adjustments	$1.15	$0.82	$1.12	$0.83
By-product credits, primarily gold and molybdenum	(0.12)	(0.07)	(0.13)	(0.07)
Treatment charges	0.19	0.21	0.19	0.19
Unit net cash costs[b]	$1.22	$0.96	$1.18	$0.95

a.	Amounts are pro forma to reflect the inclusion of Phelps Dodge results prior to the March 19, 2007 acquisition.

b.
 For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

South America unit net cash costs were higher in the 2008 periods compared with the 2007 periods primarily because of higher energy costs, higher mining rates at Candelaria and higher milling costs at Cerro Verde and Candelaria.  These increases were partly offset by increased production from the recently expanded mill at Cerro Verde and favorable by-product credits.  The 2008 periods’ unit net cash costs also increased because of higher local contributions at Cerro Verde.

For the year 2008, FCX expects South American sales of 1.5 billion pounds of copper and 100 thousand ounces of gold, compared with 1.4 billion pounds of copper and 114 thousand ounces of gold for the pro forma year 2007.  In addition, FCX expects to produce three million pounds of molybdenum at Cerro Verde for the year 2008, compared with one million pounds for the pro forma year 2007.  Estimated 2008 molybdenum production is lower than previous estimates because of downtime at the Cerro Verde molybdenum plant as start-up issues continue to be addressed.

Assuming achievement of current 2008 sales estimates, FCX estimates that its 2008 average unit net cash costs, including gold and molybdenum credits, for its South American mines would approximate $1.18 per pound of copper.

Indonesian Mining.  Through its 90.64 percent owned subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

Consolidated	Second Quarter		Six Months
Indonesian Mining Operations	2008	2007	2008	2007

Copper (millions of recoverable pounds)
Production	222	298	422	766
Sales	229	334	436	751
Average realized price per pound	$3.88	$3.43	$3.84	$3.40

Gold (thousands of recoverable ounces)
Production	221	795	467	1,869
Sales	235	880	486	1,827
Average realized price per ounce	$912	$658	$917	$659

Indonesia copper and gold sales in the second quarter of 2008 were significantly lower than in the second quarter of 2007 as a result of the expected mining in a lower ore grade section of the Grasberg open pit.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold.  PT-FI expects to mine in a higher-grade section of the Grasberg open pit in the second half of 2008 compared to the first half of 2008.  Approximately 63 percent of 2008 copper sales and 63 percent of 2008 gold sales are estimated in the second half, with the fourth quarter expected to be the highest of the year.

FCX expects Indonesia sales of 1.2 billion pounds of copper and 1.3 million ounces of gold for the year 2008, compared with 1.1 billion pounds of copper and 2.2 million ounces of gold for the year 2007.

Unit Net Cash Costs (Credits).  The following table summarizes PT-FI’s unit net cash costs (credits).

	Second Quarter		Six Months
	2008	2007	2008	2007
Per pound of copper:
Site production and delivery, after adjustments	$1.90	$1.14	$1.88	$0.92
Gold and silver credits	(0.99)	(1.79)	(1.11)	(1.65)
Treatment charges	0.28	0.33	0.31	0.35
Royalties	0.13	0.14	0.13	0.13
Unit net cash costs (credits)[a]	$1.32	$(0.18)	$1.21	$(0.25)

a.
 For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $1.32 per pound for second-quarter 2008, compared with a net credit of $0.18 per pound for second-quarter 2007.  The higher unit net cash costs in 2008 reflected the significantly lower copper and gold volumes and higher input costs, partly offset by higher gold prices during second-quarter 2008.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.  Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and the price of gold.

Assuming average copper prices of $3.75 per pound and average gold prices of $900 per ounce for the remainder of 2008 and achievement of current 2008 sales estimates, PT-FI estimates that its 2008 unit net cash costs, including gold and silver credits, would approximate $0.80 per pound.  Unit net cash costs for 2008 would change by approximately $0.02 per pound for each $25 per ounce change in the average price of gold for the remainder of 2008.

OTHER ITEMS

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, reported operating income of $11 million in the second quarter of 2008, compared with an operating loss of $4 million in the 2007 period.  The second quarter of 2007 included a $23 million impact from its 23-day maintenance turnaround completed in June 2007.

FCX defers recognizing profits on PT-FI’s and its South American mines sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur.  Changes in these net deferrals resulted in a reduction to FCX’s net income totaling $6 million, $0.01 per share, in the second quarter of 2008, and an addition to FCX’s net income totaling less than $1 million, less than $0.01 per share, in the first six months of 2008.  For the 2007 periods, changes in these net deferrals resulted in an addition to FCX’s net income totaling $7 million, $0.02 per share, in the second quarter and a reduction to net income of $103 million, $0.30 per share, in the first six months.  At June 30, 2008, FCX’s net deferred profits on PT-FI’s and its South American mines concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interest sharing totaled $93 million.

DEVELOPMENT and EXPLORATION ACTIVITIES

Development Activities.  FCX has significant development activities under way to expand its production volumes, extend its mine lives and develop large-scale underground ore bodies.  Recently completed or current major projects include a major new mining complex at Safford, Arizona; a project to restart open-pit mining at Climax; a sulfide leach project to extend the mine life at El Abra; the development of the large-scale, high-grade underground ore bodies in the Grasberg district and development of the highly prospective Tenke Fungurume project in the Democratic Republic of Congo (DRC).

In addition to the projects currently under way, FCX is reviewing its properties to evaluate the potential for expansion opportunities associated with existing ore bodies.  FCX has initiated plans for incremental expansions at the Morenci, Sierrita and Bagdad mines in Arizona and the Cerro Verde mine in Peru.  Based on scoping level estimates, these projects would provide incremental production ramping up to over 200 million pounds of copper per year and 7 million pounds of molybdenum per year by 2011 with preliminary capital costs estimated to approximate $400 million.  Detailed engineering for these projects is under way, which is expected to result in revised capital estimates and potential project scope changes.  In addition, FCX restarted limited mining activities at the Miami copper mine in Arizona as it continues to conduct reclamation activities associated with historical mining operations.  During the approximate five-year mine life, FCX expects to ramp up to full rates of production of approximately 100 million pounds of copper per year by 2010.  Capital investment for this project is expected to approximate $100 million, primarily for mining equipment.

FCX has also expanded its exploration activities and plans to incorporate this data into its future development plans.

North America.  Construction of a major new copper mine in Safford, Arizona, is complete and copper production is being ramped up to design capacity of 240 million pounds of copper per year.  Copper production at Safford totaled 22 million pounds in first-quarter 2008 and 24 million pounds in second-quarter 2008.  A number of start-up issues are being addressed, principally associated with achieving design capacity of the ore stacking circuit and leach recovery optimization.  The mine will continue to ramp up during the second half of 2008.  The Safford copper mine produces ore from two open-pit mines and includes a solution extraction/electrowinning facility.  Construction commenced in August 2006 and was completed in advance of initial expectations.  The total capital investment for this project approximated $675 million.  FCX will continue to pursue significant additional exploration and development potential in this district, including the Lone Star project, a potentially large mineral resource that is currently being evaluated with a drilling program.

In December 2007, FCX announced plans to proceed with the restart of the Climax molybdenum mine near Leadville, Colorado.  Climax is believed to be the largest, highest grade and lowest cost undeveloped molybdenum ore body in the world.  Major permits were secured in early 2008.  Engineering is in an advanced stage and construction activities commenced in the second quarter of 2008.  Long lead items have been ordered and are on schedule for delivery.  The initial $500 million project involves open-pit mining and the construction of new milling facilities.  After start-up and commissioning in 2010, production is expected to approximate 30 million pounds of molybdenum per year.  The project is designed to enable the consideration of further large-scale expansion of the Climax mine.  FCX is currently evaluating a second phase of the Climax project to expand production rates should market conditions warrant additional production.

South America.  FCX is advancing the development of a large sulfide deposit at El Abra that will extend the mine life by over ten years.  Copper production from the sulfides is targeted to begin in 2010 and is expected to average approximately 325 million pounds of copper per year beginning in 2012, replacing depleting oxide production.  Certain of the existing facilities at El Abra will be used to process the additional sulfide reserves.  In March 2008, FCX received approval of its environmental impact study associated with this project.  Total initial capital for the project is estimated to approximate $450 million, the majority of which will be spent between 2008 and 2011.

Indonesia.  PT-FI has several projects in progress throughout the Grasberg district, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.  The expansion of the currently producing Deep Ore Zone (DOZ) mine to 50,000 metric tons of ore per day is complete with second-quarter rates averaging 66,000 metric tons per day.  A further expansion of the DOZ mine to 80,000 metric tons per day is under way with completion targeted by 2010.  Other projects include the development of the high-grade Big Gossan mine, expected to ramp up to full production of 7,000 metric tons per day in 2011, and the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the mineralized areas below the DOZ mine.

Africa.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the DRC.  FCX is the operator of the project.  The initial project at Tenke Fungurume is based on mining and processing ore reserves approximating 100 million metric tons with average ore grades of 2.3 percent copper and 0.3 percent cobalt.  FCX is currently engaged in drilling activities, exploration and metallurgical testing to evaluate the potential of this highly prospective district and expects the ore reserves to increase significantly over time.

Approximately $700 million in aggregate project costs have been incurred to date.  Construction activities are being advanced with current activities focused on concrete placement, steel tank erection, structural steel and infrastructure development including shops, warehouses and extensive social and regional infrastructure programs.  All long lead time equipment has been ordered and initial production is targeted during the second half of 2009.  Annual production in the initial years of the project is expected to approximate 250 million pounds of copper and 18 million pounds of cobalt.  FCX expects the results of drilling activities will enable significant future expansion of initial production rates.

FCX is responsible for funding 70 percent of the project development costs and is also responsible for financing its partner’s share of certain project overruns.  A capital cost review prepared in April 2008 indicates estimated capital costs of approximately $1.75 billion (approximately $1.9 billion including loans to a third-party government agency for power development).  These estimates include substantial amounts for infrastructure to support a larger scale operation than the initial phase of the project, including the provision of expanded electrical power-generating capacity and improved power reliability for the region.  This regional power infrastructure investment is estimated to approximate $175 million, the majority of which is expected to be funded through a loan to the DRC State power authority.

FCX is continuing to develop plans to enhance the economic returns of the project, including expansions of this high potential resource.  The capital cost estimates and timing of start-up will continue to be reviewed and updated as the project development progresses.

Exploration Activities.  FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support additional future production capacity in the large mineral districts where we currently operate.

Drilling activities have been significantly expanded over the last twelve months.  These efforts involve drilling adjacent to existing ore bodies.  The number of drill rigs has been expanded from 26 in March 2007 to 80 currently.  Exploration expenses in 2008 are expected to approximate $240 million.

Results to date have been positive, providing opportunities for significant potential reserve additions at Morenci, Bagdad and Sierrita in North America; Cerro Verde in South America and in the high potential Tenke district.  Drilling continues at the Lone Star deposit in the Safford district.

In addition, FCX continues to pursue exploration in Indonesia.  FCX’s 2008 exploration efforts in Indonesia include testing extensions of the Deep Grasberg and Kucing Liar mine complex, evaluating the resource below the old Ertsberg pit for potential resumption of open pit mining and evaluating targets in the area between the Ertsberg East and Grasberg mineral systems from the new Common Infrastructure tunnels.  FCX has resumed exploration activities in certain prospective areas in Papua, outside Block A (the Grasberg contract area).

FCX will continue to incorporate the results of drilling activities into its mine plans to evaluate potential reserve additions and future expansion opportunities.  Feasibility studies will incorporate various considerations, including recent cost escalation, water and power issues and environmental and regulatory factors.

CASH and DEBT

At June 30, 2008, FCX had consolidated cash of $1.6 billion and net cash available to the parent company of $0.9 billion as shown below (in billions):

June 30,
2008
Cash at parent company	$0.1 [a]
Cash from international operations	1.5
Total consolidated cash	1.6
Less minority interests’ share	(0.5)
Cash, net of minority interests’ share	1.1
Withholding and other taxes if distributed	(0.2)[b]
Net cash available to parent company	$0.9

a.	Includes cash at FCX’s North America mining operations.

b.	Cash at FCX’s international operations is subject to foreign withholding taxes of up to 22 percent upon repatriation into the U.S.

At June 30, 2008, FCX had $7.4 billion in debt.  The following table summarizes FCX’s debt transactions since December 31, 2007 (in billions):

Total debt at December 31, 2007	$7.2
Net borrowings under revolving credit facility	0.3
Other borrowings, net	0.1
Total debt at March 31, 2008	7.6
Net repayments under revolving credit facility	(0.2)
Total debt at June 30, 2008	$7.4

OUTLOOK

FCX’s actual consolidated sales volumes for the first half of 2008 and projected consolidated sales volumes for the year 2008 are shown below:

	2008
	First-		Full-
	Half		Year
Consolidated Sales from Mines	Actual		Estimate
Copper (recoverable pounds):	(millions)		(billions)
North America	686		1.4
South America	731		1.5
Indonesia	436		1.2
Total	1,853		4.1

Gold (recoverable ounces):	(thousands)		(millions)
Indonesia	486		1.3
Other	59		0.1
Total	545		1.4

Molybdenum (recoverable pounds):	(millions)		(millions)
North America	40	[a]	75	[a]

a.	Includes sales of molybdenum produced at Cerro Verde.

Because of mine sequencing at Grasberg and the ramp up of production at Safford, second-half 2008 production is expected to be higher than the first half.  Approximately 55 percent of consolidated copper sales and 62 percent of consolidated gold sales are expected in the second half of the year.  The achievement of FCX’s sales estimates will be dependent on the achievement of targeted mining rates and expansion plans, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for 2008 and assuming average prices of $3.75 per pound of copper, $900 per ounce of gold and $30 per pound of molybdenum for the remainder of 2008, FCX’s consolidated operating cash flows would approximate $6.0 billion in 2008, including approximately $4.4 billion projected for the second half of 2008.  Each $0.20 per pound change in copper prices in the balance of the year would have an approximately $300 million impact on 2008 operating cash flows.  Using flat pricing assumptions for the remainder of the year, second-half 2008 operating cash flows would be significantly higher than the first half.  FCX’s capital expenditures for 2008 are currently estimated to approximate $3.0 billion.  With a continuation of favorable market conditions, FCX expects to generate cash flows during 2008 significantly greater than its capital expenditures, minority interests distributions, dividends and other cash requirements.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.

FCX separately announced today that its Board of Directors authorized an increase in its annual common dividend to $2.00 per share from its current level of $1.75 per share, effective with the November 2008 quarterly dividend.  The new common dividend results in an increase in common dividends to approximately $770 million per year from the current total approximating $670 million.  Preferred dividends total approximately $255 million per year.

FCX also announced today that its Board of Directors approved an increase in its open market share purchase program to 30 million shares from the prior authorization of 20 million shares.  The timing of future purchases is dependent upon many factors including the company’s operating results, its cash flow and financial position, its future expansion plans, copper prices, the market price of the common shares and general economic and market conditions.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, the impact of changes in deferred intercompany profits on earnings and timing of dividend payments and open market purchases of FCX common stock.  The declaration and payment of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

A copy of this press release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about second-quarter 2008 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, August 15, 2008.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended June 30,
COPPER	Production				Sales
(millions of recoverable pounds)	2008		2007		2008		2007
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	155	[a]	183	[a]	158	[a]	180	[a]
Bagdad (100%)	54		51		54		47
Sierrita (100%)	49		35		46		36
Chino (100%)	47		44		48		45
Tyrone (100%)	16		11		15		13
Miami (100%)	4		6		5		5
Tohono (100%)	1		1		-		1
Safford (100%)	24		-		20		-
Other (100%)	-		4		1		6
Total North America	350		335		347		333

South America
Cerro Verde (53.56%)	179		142		181		132
Candelaria/Ojos del Salado (80%)	97		108		101		108
El Abra (51%)	93		88		84		103
Total South America	369		338		366		343

Indonesia
Grasberg (90.64%)	222	[b]	298	[b]	229	[b]	334	[b]
Consolidated	941		971		942		1,010

Less minority participants’ share	169		159		167		164
Net	772		812		775		846

Consolidated sales from mines					942		1,010
Purchased copper					130		180
Total consolidated sales					1,072		1,190

Average realized price per pound					$3.85		$3.34	[c]

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	4		2		4		5
South America (80%)	25		28		26		28
Indonesia (90.64%)	221	[b]	795	[b]	235	[b]	880	[b]
Consolidated	250		825		265		913

Less minority participants’ share	26		80		27		88
Net	224		745		238		825

Consolidated sales from mines					265		913
Purchased gold					1		-
Total consolidated sales					266		913

Average realized price per ounce					$912		$659

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	11		10		N/A		N/A
By-product – North America (100%)	7	[a]	8	[a]	N/A		N/A
By-product – Cerro Verde (53.56%)	-	[d]	-		N/A		N/A
Consolidated	18		18		20		15

Purchased molybdenum					2		3
Total consolidated sales					22		18

Average realized price per pound					$31.59		$24.83

a. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
b. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Includes reduction of $0.13 per pound for mark-to-market accounting adjustment on copper price protection program.
d. Amount rounds to less than 1 million.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	Six Months Ended June 30,
COPPER	Production				Sales
(millions of recoverable pounds)	2008		2007[a]		2008		2007[a]
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	301	[b]	341	[b]	318	[b]	332	[b]
Bagdad (100%)	106		93		107		93
Sierrita (100%)	90		72		87		77
Chino (100%)	91		85		97		86
Tyrone (100%)	31		24		30		25
Miami (100%)	9		9		10		13
Tohono (100%)	1		2		1		2
Safford (100%)	46		-		33		-
Other (100%)	2		10		3		12
Total North America	677		636	[c]	686		640	[c]

South America
Cerro Verde (53.56%)	345		254		349		245
Candelaria/Ojos del Salado (80%)	197		208		204		212
El Abra (51%)	180		183		178		187
Total South America	722		645	[c]	731		644	[c]

Indonesia
Grasberg (90.64%)	422	[d]	766	[d]	436	[d]	751	[d]
Consolidated	1,821		2,047		1,853		2,035

Less minority participants’ share	327		321		331		318
Net	1,494		1,726		1,522		1,717

Consolidated sales from mines					1,853		2,035
Purchased copper					301		357
Total consolidated sales					2,154		2,392

Average realized price per pound					$3.77		$3.19	[e]

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	7		6		6		10
South America (80%)	51		52	[f]	53		53	[f]
Indonesia (90.64%)	467	[d]	1,869	[d]	486	[d]	1,827	[d]
Consolidated	525		1,927		545		1,890

Less minority participants’ share	54		185		56		182
Net	471		1,742		489		1,708

Consolidated sales from mines					545		1,890
Purchased gold					1		4
Total consolidated sales					546		1,894

Average realized price per ounce					$917		$657

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	20		20		N/A		N/A
By-product – North America (100%)	15	[b]	15	[b]	N/A		N/A
By-product – Cerro Verde (53.56%)	1		-		N/A		N/A
Consolidated	36		35	[g]	40		34	[g]

Purchased molybdenum					4		5
Total consolidated sales					44		39

Average realized price per pound					$31.63		$23.83

a. The six-month 2007 data includes Phelps Dodge’s pre-acquisition results for comparative purposes only.
b. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c. Includes North American copper production of 258 million pounds and sales of 283 million pounds and South American copper production of 259 million pounds and sales of 222 million pounds for Phelps Dodge’s pre-acquisition results.

d. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement
e. Includes reduction of $0.09 per pound for mark-to-market accounting adjustment on Phelps Dodge’s 2007 copper price protection program.
f. Includes gold production of 21 thousand ounces and sales of 18 thousand ounces for Phelps Dodge’s pre-acquisition results.
g. Includes molybdenum production of 14 million pounds and sales of 17 million pounds for Phelps Dodge’s pre-acquisition results.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008		2007	2008	2007 [a]

100% North American Mining Operating Data, Including Joint Venture Interest

Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	1,099,500		743,100	1,117,200	710,400
Average copper ore grade (percent)	0.23		0.25	0.21	0.27
Copper production (millions of recoverable pounds)	215		248	432	476

Mill Operations
Ore milled (metric tons per day)	257,600		227,300	250,800	218,200
Average ore grades (percent):
Copper	0.40		0.34	0.39	0.32
Molybdenum	0.02		0.03	0.02	0.02
Copper recovery rate (percent)	84.6		84.4	82.9	84.6
Production (millions of recoverable pounds):
Copper	163		119	299	220
Molybdenum (by-product)	7		8	15	15

Molybdenum Operations (Henderson)
Ore milled (metric tons per day)	26,800		25,400	25,900	25,000
Average molybdenum ore grade (percent)	0.23		0.22	0.22	0.22
Molybdenum production (millions of recoverable pounds)	11		10	20	20

100% South American Mining Operating Data

SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	291,500		305,200	282,800	290,700
Average copper ore grade (percent)	0.42		0.42	0.41	0.40
Copper production (millions of recoverable pounds)	144		142	279	291

Mill Operations
Ore milled (metric tons per day)	177,200		168,000	173,900	154,700
Average ore grades (percent):
Copper	0.72		0.72	0.73	0.70
Molybdenum	0.02		-	0.02	-
Copper recovery rate (percent)	89.7		84.1	90.2	85.3
Production (millions of recoverable pounds):
Copper	225		196	443	354
Molybdenum	-	[b]	-	1	-

100% Indonesian Mining Operating Data, Including Joint Venture Interest

Ore milled (metric tons per day)	183,300		215,000	181,600	221,700

Average ore grades:
Copper (percent)	0.75		0.82	0.72	1.02
Gold (grams per metric ton)	0.54		1.63	0.57	1.82

Recovery rates (percent):
Copper	89.8		91.8	89.7	91.3
Gold	78.9		88.6	79.0	88.1

Production (recoverable):
Copper (millions of pounds)	237		310	451	790
Gold (thousands of ounces)	221		889	467	2,035

a. Includes Phelps Dodge pre-acquisition results for comparative purposes only.
b. Amount rounds to less than 1 million.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007[a]
	(In Millions, Except Per Share Amounts)
Revenues	$5,441	[b]	$5,443	[b]	$11,113	[b]	$7,689	[b]
Cost of sales:
Production and delivery	2,720	[c]	2,540	[c]	5,442	[c]	3,443	[c]
Depreciation, depletion and amortization	462	[c]	374	[c]	880	[c]	490	[c]
Total cost of sales	3,182		2,914		6,322		3,933
Selling, general and administrative expenses	126		135		210	[d]	183
Exploration and research expenses	80		40		132		47
Total costs and expenses	3,388		3,089		6,664		4,163
Operating income	2,053		2,354		4,449		3,526
Interest expense, net	(140)[e]		(179)		(305)[e]		(231)
Losses on early extinguishment of debt	-		(47)		(6)		(135)
Gains on sales of assets	13	[f]	38	[f]	13	[f]	38	[f]
Other income, net	9		38		11		62
Equity in affiliated companies’ net earnings	7		7		14		12
Income from continuing operations before income taxes and minority interests	1,942		2,211		4,176		3,272
Provision for income taxes	(658)		(764)		(1,387)		(1,222)
Minority interests in net income of consolidated subsidiaries	(274)		(307)		(593)		(421)
Income from continuing operations	1,010		1,140		2,196		1,629
Income from discontinued operations, net of taxes	-		28	[g]	-		32	[g]
Net income	1,010		1,168		2,196		1,661
Preferred dividends	(63)		(64)		(127)		(81)
Net income applicable to common stock	$947		$1,104		$2,069		$1,580

Basic net income per share of common stock:
Continuing operations	$2.47		$2.83		$5.40		$5.16
Discontinued operations	-		0.07	[g]	-		0.11	[g]
Basic net income per share of common stock	$2.47		$2.90		$5.40		$5.27

Diluted net income per share of common stock:
Continuing operations	$2.25		$2.56		$4.89		$4.71
Discontinued operations	-		0.06	[g]	-		0.09	[g]
Diluted net income per share of common stock	$2.25	[h]	$2.62	[h]	$4.89	[h]	$4.80	[h]

Average common shares outstanding:
Basic	384	[i]	381	[i]	383	[i]	300	[i]
Diluted	450	[h]	446	[h]	449	[h]	346	[h]

Dividends declared per share of common stock	$0.4375		$0.3125		$0.875		$0.625

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.
 Includes positive adjustments to prior period copper sales totaling $5 million in second-quarter 2008, $188 million in second-quarter 2007, $267 million in the 2008 six-month period and $90 million in the 2007 six-month period.  In addition, charges for mark-to-market accounting adjustments on the 2007 copper price protection program totaled $130 million in second-quarter 2007 and $168 million in the 2007 six-month period.

c.
Includes impact of purchase accounting adjustments related to the Phelps Dodge acquisition, which increased production costs by $12 million in second-quarter 2008, $269 million in second-quarter 2007, $84 million in the 2008 six-month period and $365 million in the 2007 six-month period, and increased depreciation, depletion and amortization by $230 million in second-quarter 2008, $186 million in second-quarter 2007, $437 million in the 2008 six-month period and $214 million in the 2007 six-month period.

d.
Includes reductions totaling approximately $40 million to adjust 2007 incentive compensation to actual cash and stock-based compensation awards approved by the Corporate Personnel Committee of FCX’s Board of Directors in January 2008.

e.
Includes net interest expense of $22 million in second-quarter 2008 and $41 million in the 2008 six-month period primarily associated with accretion on the fair values (discounted cash flow basis) of environmental liabilities assumed in the acquisition of Phelps Dodge.

f.	Primarily represents gains on sales of other assets for the 2008 periods and gains on sales of marketable equity securities for the 2007 periods.
g.	Relates to the operations of Phelps Dodge International Corporation (PDIC), which FCX sold on October 31, 2007.
h.
Reflects assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of dividends totaling $15 million in each of the quarters and $30 million in each of the six-month periods. Also includes assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, of which FCX sold 28.75 million shares on March 28, 2007, reflecting exclusion of dividends totaling $48 million in second-quarter 2008, $49 million in second-quarter 2007, $97 million in the 2008 six-month period and $51 million in the 2007 six-month period.  The assumed conversions result in the inclusion of 62 million common shares in second-quarter 2008, in second-quarter 2007 and in the 2008 six-month period and 44 million common shares in the 2007 six-month period.

i.	On March 19, 2007, FCX issued 136.9 million shares to acquire Phelps Dodge; and on March 28, 2007, FCX sold 47.15 million common shares in a public offering.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2008	2007
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,648	$1,626
Trade accounts receivable	1,964	1,099
Other accounts receivable	247	196
Product inventories and materials and supplies, net	2,365	2,178
Mill and leach stockpiles	866	707
Prepaid expenses and other current assets	81	97
Total current assets	7,171	5,903
Property, plant, equipment and development costs, net	26,129	25,715
Goodwill	6,048	6,105
Long-term mill and leach stockpiles	1,215	1,106
Trust assets	598	606
Intangible assets, net	448	472
Other assets and deferred charges	739	754
Total assets	$42,348	$40,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,405	$2,345
Accrued income taxes	288	420
Current portion of reclamation and environmental liabilities	247	263
Dividends payable	213	212
Current portion of long-term debt and short-term borrowings	31	31
Copper price protection program	-	598
Total current liabilities	3,184	3,869
Long-term debt, less current portion:
Senior notes	6,886	6,928
Project financing, equipment loans and other	357	252
Revolving credit facility	90	-
Total long-term debt, less current portion	7,333	7,180
Deferred income taxes	6,986	7,300
Reclamation and environmental liabilities, less current portion	1,937	1,733
Other liabilities	1,120	1,106
Total liabilities	20,560	21,188
Minority interests in consolidated subsidiaries	1,616	1,239
Stockholders’ equity:
5½% Convertible Perpetual Preferred Stock	1,100	1,100
6¾% Mandatory Convertible Preferred Stock	2,875	2,875
Common stock	50	50
Capital in excess of par value	13,675	13,407
Retained earnings	5,332	3,601
Accumulated other comprehensive income	42	42
Common stock held in treasury	(2,902)	(2,841)
Total stockholders’ equity	20,172	18,234
Total liabilities and stockholders’ equity	$42,348	$40,661

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2008	2007
	(In Millions)

Cash flow from operating activities:
Net income	$2,196	$1,661
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	880	495
Minority interests in net income of consolidated subsidiaries	593	427
Stock-based compensation	92	80
Accretion of reclamation and environmental liabilities	75	12
Unrealized losses on copper price protection program	-	168
Losses on early extinguishment of debt	6	135
Deferred income taxes	(114)	(102)
Increase in long-term mill and leach stockpiles	(110)	(101)
Increase in other long-term liabilities	71	68
Other, net	41	(4)
(Increases) decreases in working capital, excluding amounts
acquired from Phelps Dodge:
Accounts receivable	(921)	(557)
Inventories	(371)	298
Prepaid expenses and other	9	16
Accounts payable and accrued liabilities	(525)	210
Accrued income taxes	(212)	(20)
Settlement of reclamation and environmental liabilities	(86)	(36)
Net cash provided by operating activities	1,624	2,750

Cash flow from investing activities:
Phelps Dodge capital expenditures	(927)	(476)
PT Freeport Indonesia capital expenditures	(224)	(175)
Other capital expenditures	(12)	(21)
Acquisition of Phelps Dodge, net of cash acquired	(1)	(13,906)
Proceeds from the sales of assets and other, net	56	90
Net cash used in investing activities	(1,108)	(14,488)

Cash flow from financing activities:
Proceeds from term loans under bank credit facility	-	10,000
Repayments of term loans under bank credit facility	-	(7,550)
Net proceeds from sales of senior notes	-	5,880
Net proceeds from sale of common stock	-	2,816
Net proceeds from sale of 6¾% Mandatory Convertible Preferred Stock	-	2,803
Proceeds from revolving credit facility and other debt	524	227
Repayments of revolving credit facility and other debt	(384)	(481)
Cash dividends paid:
Common stock	(337)	(182)
Preferred stock	(127)	(30)
Minority interests	(280)	(314)
Net proceeds from (payments for) exercised stock options	22	(24)
Excess tax benefit from exercised stock options	25	7
Bank credit facilities fees and other, net	63	(243)
Net cash (used in) provided by financing activities	(494)	12,909

Net increase in cash and cash equivalents	22	1,171
Cash and cash equivalents at beginning of year	1,626	907
Cash and cash equivalents at end of period	$1,648	$2,078

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRO FORMA FINANCIAL DATA (Unaudited)

The following pro forma information assumes that FCX acquired Phelps Dodge effective January 1, 2007. The most significant adjustments relate to the purchase accounting impacts on the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment using March 19, 2007, metal prices and assumptions (in millions, except per share data):

	Historical
		Phelps	Pro Forma	Pro Forma
Six months ended June 30, 2007	FCX	Dodge[a]	Adjustments	Consolidated
Revenues	$7,689	$2,294	$60	$10,043	[b]
Operating income	$3,526	$793	$(356)	$3,963	[b,c]
Income from continuing operations before
income taxes and minority interests	$3,272	$837	$(472)	$3,637	[b,c,d,e]
Net income from continuing operations
applicable to common stock	$1,548	$493	$(346)	$1,695	[b,c,d,e]
Diluted net income per share of common
stock from continuing operations	$4.71	N/A	N/A	$4.08	[b,c,d,e]
Diluted weighted-average shares of
common stock outstanding	346	N/A	N/A	446	[f,g]

a.
 Represents the results of Phelps Dodge’s operations from January 1, 2007, through March 19, 2007. Beginning March 20, 2007, the results of Phelps Dodge’s operations are included in FCX’s consolidated financial statements.

Additionally, for comparative purposes, the historical Phelps Dodge financial information for the six months ended June 30, 2007, represents results from continuing operations, and therefore, excludes the results of PDIC (i.e., discontinued operations).

b.
 Includes charges to revenues for mark-to-market accounting adjustments on the copper price protection program totaling $188 million ($115 million to net income or $0.26 per share). Also includes pro forma credits for amortization of acquired intangible liabilities totaling $60 million ($37 million to net income or $0.08 per share).

c.  Includes charges associated with the impacts of the increases in the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment, and also includes the amortization of intangible assets and liabilities resulting from the acquisition totaling $1.1 billion ($679 million to net income of $1.52 per share).

d.	Excludes net losses on early extinguishment of debt totaling $88 million ($69 million to net income or $0.15 per share) for financing transactions related to the acquisition of Phelps Dodge.

e.
 Includes interest expense from the debt issued in connection with the acquisition of Phelps Dodge totaling $341 million ($266 million to net income or $0.60 per share). Also includes accretion on the fair value of environmental liabilities resulting from the acquisition totaling $48 million ($29 million to net income or $0.07 per share).

f.	Reflects assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock. Also reflects assumed conversion of FCX’s 6¾ Mandatory Convertible Preferred Stock, which was issued on March 28, 2007.

g.	On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge. On March 28, 2007, FCX sold 47.15 million common shares. These shares are assumed to be outstanding.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations. In the co-product method presentations, costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. FCX included the impacts of purchase accounting fair value adjustments as additional depreciation, depletion and amortization, and noncash and nonrecurring costs. Accordingly, FCX revised the previously reported disclosures for the 2007 periods for its North American copper mining operations, Henderson molybdenum mine and South American mining operations to conform to the current period presentation. Presentations under both methods are shown together with reconciliations to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North American Copper Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,323	$1,323	$234		$20		$1,577

Site production and delivery, before net noncash
and nonrecurring costs shown below	636	555	84		8		647
By-product credits[a]	(243)	-	-		-		-
Treatment charges	37	35	-		2		37
Net cash costs	430	590	84		10		684
Depreciation, depletion and amortization	183	164	18		1		183
Noncash and nonrecurring costs, net	20	19	1		-		20
Total costs	633	773	103		11		887
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(4)	(4)	-		-		(4)
Idle facility and other non-inventoriable costs	(14)	(14)	-		-		(14)
Gross profit	$672	$532	$131		$9		$672

Consolidated sales
Copper (in million pounds)	346	346
Molybdenum (in million pounds)			7

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.82	$3.82	$32.85

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.84	1.60	11.70
By-product credits	(0.70)	-	-
Treatment charges	0.10	0.10	-
Unit net cash costs	1.24	1.70	11.70
Depreciation, depletion and amortization	0.53	0.47	2.54
Noncash and nonrecurring costs, net	0.06	0.06	0.19
Total unit costs	1.83	2.23	14.43
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.01)	(0.01)	-
Idle facility and other non-inventoriable costs	(0.04)	(0.04)	(0.02)
Gross profit per pound	$1.94	$1.54	$18.40

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,577	$647	$183
Net noncash and nonrecurring costs per above	N/A	20	N/A
Treatment charges per above	N/A	37	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	(4)	N/A	N/A
North American copper mines	1,573	704	183
Henderson molybdenum operations	321	53	45
Other North American mining operations, including
other molybdenum operations and eliminations[c]	1,251	1,206	43
Total North American mining operations	3,145	1,963	271
South American mining operations	1,409	462	127
Indonesian mining operations	1,016	439	48
Atlantic Copper smelting & refining	724	698	9
Corporate, other & eliminations	(853)	(842)	7
As reported in FCX’s consolidated financial
statements	$5,441	$2,720	$462

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver.
c. Includes amounts associated with the copper and molybdenum sales companies and Rod & Refining, which are included in North American mining operations.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North American Copper Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum [a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,126	$1,126	$235	$19		$1,380

Site production and delivery, before net noncash
and nonrecurring costs shown below	476	397	83	9		489
By-product credits[a]	(241)	-	-	-		-
Treatment charges	29	28	-	1		29
Net cash costs	264	425	83	10		518
Depreciation, depletion and amortization[c]	131	109	21	1		131
Noncash and nonrecurring costs, net[c]	144	132	(1)	13		144
Total costs	539	666	103	24		793
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(139)	(139)	-	-		(139)
Idle facility and other non-inventoriable costs	(8)	(8)	-	-		(8)
Gross profit	$440	$313	$132	$(5)		$440

Consolidated sales
Copper (in million pounds)	327	327
Molybdenum (in million pounds)			8

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.44	$3.44	$28.52

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.46	1.21	10.04
By-product credits	(0.74)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	0.81	1.30	10.04
Depreciation, depletion and amortization[c]	0.40	0.33	2.58
Noncash and nonrecurring costs, net[c]	0.44	0.40	(0.12)
Total unit costs	1.65	2.03	12.50
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.43)	(0.43)	-
Idle facility and other non-inventoriable costs	(0.02)	(0.02)	-
Gross profit per pound	$1.34	$0.96	$16.02

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,380	$489	$131
Net noncash and nonrecurring costs per above	N/A	144	N/A
Treatment charges per above	N/A	29	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging per above	(139)	N/A	N/A
North American copper mines	1,241	662	131
Henderson molybdenum operations	255	45	18
Other North American mining operations, including
other molybdenum operations and eliminations[d]	1,187	1,397	19
Total North American mining operations	2,683	2,104	168
South American mining operations	1,232	303	136
Indonesian mining operations	1,762	390	56
Atlantic Copper smelting & refining	619	608	9
Corporate, other & eliminations	(853)	(865)	5
As reported in FCX’s consolidated financial statements	$5,443	$2,540	$374

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver.
c. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008. Additionally, the inventory impacts on noncash and nonrecurring costs were mostly realized during 2007.

d. Includes amounts associated with the copper and molybdenum sales companies and Rod & Refining, which are included in North American mining operations.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North American Copper Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$2,502	$2,502	$490		$36		$3,028

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,189	1,036	160		15		1,211
By-product credits[a]	(504)	-	-		-		-
Treatment charges	68	66	-		2		68
Net cash costs	753	1,102	160		17		1,279
Depreciation, depletion and amortization	363	323	37		3		363
Noncash and nonrecurring costs, net	50	48	2		-		50
Total costs	1,166	1,473	199		20		1,692
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	38	38	-		-		38
Idle facility and other non-inventoriable costs	(27)	(27)	-		-		(27)
Gross profit	$1,347	$1,040	$291		$16		$1,347

Consolidated sales
Copper (in million pounds)	683	683
Molybdenum (in million pounds)			15

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.66	$3.66	$32.80

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.74	1.52	10.68
By-product credits	(0.74)	-	-
Treatment charges	0.10	0.10	-
Unit net cash costs	1.10	1.62	10.68
Depreciation, depletion and amortization	0.53	0.47	2.50
Noncash and nonrecurring costs, net	0.08	0.07	0.15
Total unit costs	1.71	2.16	13.33
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.06	0.06	-
Idle facility and other non-inventoriable costs	(0.04)	(0.04)	(0.02)
Gross profit per pound	$1.97	$1.52	$19.45

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$3,028	$1,211	$363
Net noncash and nonrecurring costs per above	N/A	50	N/A
Treatment charges per above	N/A	68	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	38	N/A	N/A
North American copper mines	3,066	1,329	363
Henderson molybdenum operations	603	102	86
Other North American mining operations, including
other molybdenum operations and eliminations[c]	2,749	2,670	49
Total North American mining operations	6,418	4,101	498
South American mining operations	3,002	894	257
Indonesian mining operations	2,068	838	93
Atlantic Copper smelting & refining	1,389	1,349	18
Corporate, other & eliminations	(1,764)	(1,740)	14
As reported in FCX’s consolidated financial
statements	$11,113	$5,442	$880

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver.
c. Includes amounts associated with the copper and molybdenum sales companies and Rod & Refining, which are included in North American mining operations.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North American Copper Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Six Months Ended June 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,938	$1,938	$413		$29		$2,380

Site production and delivery, before net noncash
and nonrecurring costs shown below	870	745	152		12		909
By-product credits[a]	(403)	-	-		-		-
Treatment charges	51	50	-		1		51
Net cash costs	518	795	152		13		960
Depreciation, depletion and amortization[c]	287	239	47		1		287
Noncash and nonrecurring costs, net[c]	415	358	43		14		415
Total costs	1,220	1,392	242		28		1,662
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(131)	(131)	-		-		(131)
Idle facility and other non-inventoriable costs	(18)	(18)	-		-		(18)
Gross profit	$569	$397	$171		$1		$569

Consolidated sales
Copper (in million pounds)	628	628
Molybdenum (in million pounds)			15

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.08	$3.08	$26.95

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.39	1.19	9.90
By-product credits	(0.64)	-	-
Treatment charges	0.08	0.08	-
Unit net cash costs	0.83	1.27	9.90
Depreciation, depletion and amortization[c]	0.45	0.38	3.06
Noncash and nonrecurring costs, net[c]	0.66	0.57	2.81
Total unit costs	1.94	2.22	15.77
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.21)	(0.21)	-
Idle facility and other non-inventoriable costs	(0.02)	(0.02)	-
Gross profit per pound	$0.91	$0.63	$11.18

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,380	$909	$287
Net noncash and nonrecurring costs per above	N/A	415	N/A
Treatment charges per above	N/A	51	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(131)	N/A	N/A
Eliminations and other	7,794	3,651	477
As reported in FCX’s pro forma consolidated
financial results	$10,043	$5,026	$764

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver.
c. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008. Additionally, the inventory impacts on noncash and nonrecurring costs were mostly realized during 2007.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Henderson Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended
	June 30,
(In Millions)	2008	2007

Revenues, after adjustments shown below	$321	$255

Site production and delivery, before net noncash
and nonrecurring costs shown below	53	45
Net cash costs	53	45
Depreciation and amortization[a]	45	18
Noncash and nonrecurring costs, net	-	-
Total costs	98	63
Gross profit[b]	$223	$192

Consolidated molybdenum sales (in million pounds)	11	10

Gross profit per pound of molybdenum:

Revenues, after adjustments shown below	$30.05	$25.12

Site production and delivery, before net noncash
and nonrecurring costs shown below	4.96	4.38
Unit net cash costs	4.96	4.38
Depreciation and amortization[a]	4.24	1.77
Noncash and nonrecurring costs, net	0.02	0.01
Total unit costs	9.22	6.16
Gross profit per pound	$20.83	$18.96

Reconciliation to Amounts Reported
(In Millions)		Production	Depreciation,
		and	Depletion and
Three Months Ended June 30, 2008	Revenues	Delivery	Amortization
Totals presented above	$321	$53	$45
Net noncash and nonrecurring costs	N/A	-	N/A
Other molybdenum operations and eliminations[c]	394	368	24
Total Molybdenum operations	715	421	69
North American copper mining operations
and eliminations	2,430	1,542	202
Total North American mining operations	3,145	1,963	271
South American mining operations	1,409	462	127
Indonesian mining operations	1,016	439	48
Atlantic Copper smelting & refining	724	698	9
Corporate, other & eliminations	(853)	(842)	7
As reported in FCX’s consolidated financial statements	$5,441	$2,720	$462

Three Months Ended June 30, 2007
Totals presented above	$255	$45	$18
Net noncash and nonrecurring costs	N/A	-	N/A
Other molybdenum operations and eliminations[c]	208	361	4
Total Molybdenum operations	463	406	22
North American copper mining operations
and eliminations	2,220	1,698	146
Total North American mining operations	2,683	2,104	168
South American mining operations	1,232	303	136
Indonesian mining operations	1,762	390	56
Atlantic Copper smelting & refining	619	608	9
Corporate, other & eliminations	(853)	(865)	5
As reported in FCX’s consolidated financial statements	$5,443	$2,540	$374

a. The estimated fair values of acquired property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Henderson Product Revenues and Production Costs and Unit Net Cash Costs[a]

	Six Months Ended
	June 30,
(In Millions)	2008	2007

Revenues, after adjustments shown below	$603	$463

Site production and delivery, before net noncash
and nonrecurring costs shown below	102	83
Net cash costs	102	83
Depreciation and amortization[b]	86	77
Noncash and nonrecurring costs, net	1	-
Total costs	189	160
Gross profit[c]	$414	$303

Consolidated molybdenum sales (in million pounds)	20	20

Gross profit per pound of molybdenum:

Revenues, after adjustments shown below	$29.76	$23.70

Site production and delivery, before net noncash
and nonrecurring costs shown below	5.06	4.27
Unit net cash costs	5.06	4.27
Depreciation and amortization[b]	4.25	3.93
Noncash and nonrecurring costs, net	0.02	0.01
Total unit costs	9.33	8.21
Gross profit per pound	$20.43	$15.49

Reconciliation to Amounts Reported
(In Millions)		Production	Depreciation,
		and	Depletion and
Six Months Ended June 30, 2008	Revenues	Delivery	Amortization
Totals presented above	$603	$102	$86
Net noncash and nonrecurring costs	N/A	1	N/A
Other molybdenum operations and eliminations[d]	831	778	22
Total Molybdenum operations	1,434	881	108
North American copper mining operations
and eliminations	4,984	3,220	390
Total North American mining operations	6,418	4,101	498
South American mining operations	3,002	894	257
Indonesian mining operations	2,068	838	93
Atlantic Copper smelting & refining	1,389	1,349	18
Corporate, other & eliminations	(1,764)	(1,740)	14
As reported in FCX’s consolidated financial statements	$11,113	$5,442	$880

Six Months Ended June 30, 2007
Totals presented above	$463	$83	$77
Eliminations and other	9,580	4,943	687
As reported in FCX’s pro forma consolidated
financial results	$10,043	$5,026	$764

a. Amounts for the six months ended June 30, 2008 are actual results and amounts for the six months ended June 30, 2007 are pro forma to include Phelps Dodge pre-acquisition results.
b. The estimated fair values of acquired property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008.
c. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

d. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South American Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$1,417	$1,417	$46		$1,463

Site production and delivery, before net noncash
and nonrecurring costs shown below	423	409	17		426
By-product credits	(43)	-	-		-
Treatment charges	68	68	-		68
Net cash costs	448	477	17		494
Depreciation, depletion and amortization	127	122	5		127
Noncash and nonrecurring costs, net	31	31	-		31
Total costs	606	630	22		652
Revenue adjustments, primarily for pricing
on prior period open sales	16	16	-		16
Other non-inventoriable costs	(10)	(10)	-		(10)
Gross profit	$817	$793	$24		$817

Consolidated copper sales (in million pounds)	366	366

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.86	$3.86

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.15	1.11
By-product credits	(0.12)	-
Treatment charges	0.19	0.19
Unit net cash costs	1.22	1.30
Depreciation, depletion and amortization	0.34	0.33
Noncash and nonrecurring costs, net	0.09	0.09
Total unit costs	1.65	1.72
Revenue adjustments, primarily for pricing
on prior period open sales	0.04	0.04
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.23	$2.16

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,463	$426	$127
Net noncash and nonrecurring costs per above	N/A	31	N/A
Less: Treatment charges per above	(68)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	16	N/A	N/A
Purchased metal	91	91	N/A
Eliminations and other	(93)	(86)	-
Total South American mining operations	1,409	462	127
North American mining operations	3,145	1,963	271
Indonesian mining operations	1,016	439	48
Atlantic Copper smelting & refining	724	698	9
Corporate, other & eliminations	(853)	(842)	7
As reported in FCX’s consolidated financial statements	$5,441	$2,720	$462

a. Includes gold, silver and molybdenum.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South American Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$1,210	$1,210	$26		$1,236

Site production and delivery, before net noncash
and nonrecurring costs shown below	281	276	8		284
By-product credits	(23)	-	-		-
Treatment charges	70	70	-		70
Net cash costs	328	346	8		354
Depreciation, depletion and amortization[b]	141	138	3		141
Noncash and nonrecurring costs, net[b]	8	8	-		8
Total costs	477	492	11		503
Revenue adjustments, primarily for pricing
on prior period open sales	62	62	-		62
Other non-inventoriable costs	(7)	(7)	-		(7)
Gross profit	$788	$773	$15		$788

Consolidated copper sales (in million pounds)	343	343

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.54	$3.54

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.82	0.81
By-product credits	(0.07)	-
Treatment charges	0.21	0.20
Unit net cash costs	0.96	1.01
Depreciation, depletion and amortization[b]	0.41	0.41
Noncash and nonrecurring costs, net[b]	0.03	0.02
Total unit costs	1.40	1.44
Revenue adjustments, primarily for pricing
on prior period open sales	0.18	0.18
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.30	$2.26

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,236	$284	$141
Net noncash and nonrecurring costs per above	N/A	8	N/A
Less: Treatment charges per above	(70)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	62	N/A	N/A
Purchased metal	81	81	N/A
Eliminations and other	(77)	(70)	(5)
Total South American mining operations	1,232	303	136
North American mining operations	2,683	2,104	168
Indonesian mining operations	1,762	390	56
Atlantic Copper smelting & refining	619	608	9
Corporate, other & eliminations	(853)	(865)	5
As reported in FCX’s consolidated financial statements	$5,443	$2,540	$374

a. Includes gold and silver.
b. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South American Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$2,806	$2,806	$105		$2,911

Site production and delivery, before net noncash
and nonrecurring costs shown below	818	790	37		827
By-product credits	(96)	-	-		-
Treatment charges	144	144	-		144
Net cash costs	866	934	37		971
Depreciation, depletion and amortization	257	248	9		257
Noncash and nonrecurring costs, net	56	56	-		56
Total costs	1,179	1,238	46		1,284
Revenue adjustments, primarily for pricing
on prior period open sales	237	237	-		237
Other non-inventoriable costs	(19)	(18)	(1)		(19)
Gross profit	$1,845	$1,787	$58		$1,845

Consolidated copper sales (in million pounds)	731	731

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.84	$3.84

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.12	1.08
By-product credits	(0.13)	-
Treatment charges	0.19	0.19
Unit net cash costs	1.18	1.27
Depreciation, depletion and amortization	0.35	0.34
Noncash and nonrecurring costs, net	0.08	0.08
Total unit costs	1.61	1.69
Revenue adjustments, primarily for pricing
on prior period open sales	0.32	0.32
Other non-inventoriable costs	(0.03)	(0.03)
Gross profit per pound	$2.52	$2.44

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,911	$827	$257
Net noncash and nonrecurring costs per above	N/A	56	N/A
Less: Treatment charges per above	(144)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	237	N/A	N/A
Purchased metal	165	165	N/A
Eliminations and other	(167)	(154)	-
Total South American mining operations	3,002	894	257
North American mining operations	6,418	4,101	498
Indonesian mining operations	2,068	838	93
Atlantic Copper smelting & refining	1,389	1,349	18
Corporate, other & eliminations	(1,764)	(1,740)	14
As reported in FCX’s consolidated financial statements	$11,113	$5,442	$880

a. Includes gold, silver and molybdenum.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South American Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Six Months Ended June 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$2,141	$2,141	$50		$2,191

Site production and delivery, before net noncash
and nonrecurring costs shown below	534	518	19		537
By-product credits	(47)	-	-		-
Treatment charges	125	125	-		125
Net cash costs	612	643	19		662
Depreciation, depletion and amortization[b]	224	219	5		224
Noncash and nonrecurring costs, net[b]	133	130	3		133
Total costs	969	992	27		1,019
Revenue adjustments, primarily for pricing
on prior period open sales	16	17	(1)		16
Other non-inventoriable costs	(14)	(14)	-		(14)
Gross profit	$1,174	$1,152	$22		$1,174

Consolidated copper sales (in million pounds)	644	644

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.33	$3.33

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.83	0.81
By-product credits	(0.07)	-
Treatment charges	0.19	0.19
Unit net cash costs	0.95	1.00
Depreciation, depletion and amortization[b]	0.35	0.34
Noncash and nonrecurring costs, net[b]	0.21	0.20
Total unit costs	1.51	1.54
Revenue adjustments, primarily for pricing
on prior period open sales	0.02	0.02
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.82	$1.79

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,191	$537	$224
Net noncash and nonrecurring costs per above	N/A	133	N/A
Less: Treatment charges per above	(125)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	16	N/A	N/A
Purchased metal	148	148	N/A
Eliminations and other	7,813	4,208	540
As reported in FCX’s pro forma consolidated
financial results	$10,043	$5,026	$764

a. Includes gold and silver.
b. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008. Additionally, the inventory impacts on noncash and nonrecurring costs were mostly realized during 2007.

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesian Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$904	$904	$212	$15	$1,131

Site production and delivery, before net noncash
and nonrecurring costs shown below	434	345	83	6	434
Gold and silver credits	(227)	-	-	-	-
Treatment charges	64	51	13	-	64
Royalty on metals	30	24	5	1	30
Net cash costs	301	420	101	7	528
Depreciation and amortization	48	38	9	1	48
Noncash and nonrecurring costs, net	5	4	1	-	5
Total costs	354	462	111	8	581
Revenue adjustments, primarily for pricing on
prior period open sales	(21)	(21)	-	-	(21)
PT Smelting intercompany profit	-	(1)	1	-	-
Gross profit	$529	$420	$102	$7	$529

Consolidated sales
Copper (in million pounds)	229	229
Gold (in thousand ounces)			235
Silver (in thousand ounces)				821

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.88	$3.88	$911.84	$17.16

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.90	1.51	346.42	6.53
Gold and silver credits	(0.99)	-	-	-
Treatment charges	0.28	0.23	51.35	0.97
Royalty on metals	0.13	0.11	23.96	0.45
Unit net cash costs	1.32	1.85	421.73	7.95
Depreciation and amortization	0.22	0.17	37.89	0.71
Noncash and nonrecurring costs, net	0.02	0.02	3.76	0.07
Total unit costs	1.56	2.04	463.38	8.73
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	(9.80)	(0.16)
PT Smelting intercompany profit	-	-	(0.47)	(0.01)
Gross profit per pound/ounce	$2.31	$1.83	$438.19	$8.26

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,131	$434	$48
Net noncash and nonrecurring costs per above	N/A	5	N/A
Less: Treatment charges per above	(64)	N/A	N/A
Royalty per above	(30)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(21)	N/A	N/A
Total Indonesian mining operations	1,016	439	48
North American mining operations	3,145	1,963	271
South American mining operations	1,409	462	127
Atlantic Copper smelting & refining	724	698	9
Corporate, other & eliminations	(853)	(842)	7
As reported in FCX’s consolidated
financial statements	$5,441	$2,720	$462

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesian Mining Product Revenues and Production Costs and Unit Net Cash Costs (Credits)

Three Months Ended June 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$1,169	$1,169	$584	$15	$1,768

Site production and delivery, before net noncash
and nonrecurring costs shown below	379	251	125	3	379
Gold and silver credits	(599)	-	-	-	-
Treatment charges	111	73	37	1	111
Royalty on metals	48	32	16	-	48
Net cash costs (credits)	(61)	356	178	4	538
Depreciation and amortization	56	37	18	1	56
Noncash and nonrecurring costs, net	11	8	3	-	11
Total costs	6	401	199	5	605
Revenue adjustments, primarily for pricing on
prior period open sales	153	153	-	-	153
PT Smelting intercompany profit	-	-	-	-	-
Gross profit	$1,316	$921	$385	$10	$1,316

Consolidated sales
Copper (in million pounds)	334	334
Gold (in thousand ounces)			880
Silver (in thousand ounces)				1,117

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.43	$3.43	$657.91	$13.10

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.14	0.75	142.52	2.83
Gold and silver credits	(1.79)	-	-	-
Treatment charges	0.33	0.22	41.75	0.83
Royalty on metals	0.14	0.09	17.87	-
Unit net cash costs (credits)	(0.18)	1.06	202.14	3.66
Depreciation and amortization	0.17	0.11	20.96	0.42
Noncash and nonrecurring costs, net	0.03	0.02	4.00	0.08
Total unit costs	0.02	1.19	227.10	4.16
Revenue adjustments, primarily for pricing on
prior period open sales	0.53	0.52	6.44	(0.27)
PT Smelting intercompany profit	-	-	(0.02)	-
Gross profit per pound/ounce	$3.94	$2.76	$437.23	$8.67

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,768	$379	$56
Net noncash and nonrecurring costs per above	N/A	11	N/A
Less: Treatment charges per above	(111)	N/A	N/A
Royalty per above	(48)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	153	N/A	N/A
Total Indonesian mining operations	1,762	390	56
North American mining operations	2,683	2,104	168
South American mining operations	1,232	303	136
Atlantic Copper smelting & refining	619	608	9
Corporate, other & eliminations	(853)	(865)	5
As reported in FCX’s consolidated
financial statements	$5,443	$2,540	$374

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesian Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$1,691	$1,691	$453	$29	$2,173

Site production and delivery, before net noncash
and nonrecurring costs shown below	819	637	171	11	819
Gold and silver credits	(482)	-	-	-	-
Treatment charges	132	103	28	1	132
Royalty on metals	55	43	11	1	55
Net cash costs	524	783	210	13	1,006
Depreciation and amortization	93	72	19	2	93
Noncash and nonrecurring costs, net	19	15	4	-	19
Total costs	636	870	233	15	1,118
Revenue adjustments, primarily for pricing on
prior period open sales	82	82	-	-	82
PT Smelting intercompany profit	(5)	(4)	(1)	-	(5)
Gross profit	$1,132	$899	$219	$14	$1,132

Consolidated sales
Copper (in million pounds)	436	436
Gold (in thousand ounces)			486
Silver (in thousand ounces)				1,601

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.84	$3.84	$917.31	$17.33

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.88	1.46	351.21	6.81
Gold and silver credits	(1.11)	-	-	-
Treatment charges	0.31	0.24	56.77	1.10
Royalty on metals	0.13	0.10	23.60	0.46
Unit net cash costs	1.21	1.80	431.58	8.37
Depreciation and amortization	0.21	0.17	39.66	0.77
Noncash and nonrecurring costs, net	0.04	0.03	8.06	0.16
Total unit costs	1.46	2.00	479.30	9.30
Revenue adjustments, primarily for pricing on
prior period open sales	0.23	0.23	14.13	0.73
PT Smelting intercompany profit	(0.01)	(0.01)	(2.27)	(0.04)
Gross profit per pound/ounce	$2.60	$2.06	$449.87	$8.72

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$2,173	$819	$93
Net noncash and nonrecurring costs per above	N/A	19	N/A
Less: Treatment charges per above	(132)	N/A	N/A
Royalty per above	(55)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	82	N/A	N/A
Total Indonesian mining operations	2,068	838	93
North American mining operations	6,418	4,101	498
South American mining operations	3,002	894	257
Atlantic Copper smelting & refining	1,389	1,349	18
Corporate, other & eliminations	(1,764)	(1,740)	14
As reported in FCX’s consolidated
financial statements	$11,113	$5,442	$880

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesian Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$2,578	$2,578	$1,207	$36	$3,821

Site production and delivery, before net noncash
and nonrecurring costs shown below	693	468	219	6	693
Gold and silver credits	(1,243)	-	-	-	-
Treatment charges	265	178	84	3	265
Royalty on metals	97	66	30	1	97
Net cash costs	(188)	712	333	10	1,055
Depreciation and amortization	115	78	36	1	115
Noncash and nonrecurring costs, net	20	14	6	-	20
Total costs	(53)	804	375	11	1,190
Revenue adjustments, primarily for pricing on
prior period open sales	12	12	-	-	12
PT Smelting intercompany profit	(36)	(24)	(11)	(1)	(36)
Gross profit	$2,607	$1,762	$821	$24	$2,607

Consolidated sales
Copper (in million pounds)	751	751
Gold (in thousand ounces)			1,827
Silver (in thousand ounces)				2,694

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.40	$3.40	$659.43	$13.22

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.92	0.62	119.85	2.40
Gold and silver credits	(1.65)	-	-	-
Treatment charges	0.35	0.24	45.73	0.92
Royalty on metals	0.13	0.09	16.83	0.34
Unit net cash costs	(0.25)	0.95	182.41	3.66
Depreciation and amortization	0.15	0.10	19.88	0.40
Noncash and nonrecurring costs, net	0.03	0.02	3.37	0.07
Total unit costs	(0.07)	1.07	205.66	4.13
Revenue adjustments, primarily for pricing on
prior period open sales	0.05	0.05	1.38	0.02
PT Smelting intercompany profit	(0.05)	(0.03)	(6.18)	(0.12)
Gross profit per pound/ounce	$3.47	$2.35	$448.97	$8.99

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$3,821	$693	$115
Net noncash and nonrecurring costs per above	N/A	20	N/A
Less: Treatment charges per above	(265)	N/A	N/A
Royalty per above	(97)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	12	N/A	N/A
Total Indonesian mining operations	3,471	713	115
North American mining operations	3,002	2,431	182
South American mining operations	1,494	419	164
Atlantic Copper smelting & refining	1,073	1,035	19
Corporate, other & eliminations	(1,351)	(1,155)	10
As reported in FCX’s consolidated
financial statements	$7,689	$3,443	$490

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s second-quarter 2008 income tax provision from continuing operations resulted from taxes on international operations ($546 million) and U.S. taxes ($112 million).  FCX’s income tax provision for the first six months of 2008 included taxes on international operations ($1.1 billion) and U.S. taxes ($262 million). The difference between FCX’s consolidated effective income tax rate of approximately 33 percent for the first six months of 2008 and the U.S. federal statutory rate of 35 percent was primarily attributable to a U.S. benefit for percentage depletion, partially offset by withholding taxes and incremental U.S. income taxes accrued on foreign earnings.

FCX’s second-quarter 2007 income tax provision from continuing operations resulted from taxes on earnings at international operations ($626 million) and U.S. taxes ($138 million). FCX’s income tax provision for the first six months of 2007 included taxes on international operations ($1.1 billion) and U.S. taxes ($92 million). The difference between FCX’s consolidated effective income tax rate of approximately 37 percent for the first six months of 2007 and the U.S. federal statutory rate of 35 percent was primarily attributable to (1) withholding taxes related to earnings from Indonesian and South American mining operations, (2) income taxes incurred by PT Indocopper Investama, a wholly owned subsidiary of FCX whose only asset is its investment in PT Freeport Indonesia, and (3) a U.S. foreign tax credit limitation, partially offset by a U.S. benefit for percentage depletion.

A summary of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes for the first six months of 2008 and 2007 follows (in millions, except percentages):

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
		Effective	Provision for		Effective	Provision for
	Income[a]	Tax Rate	Income Tax	Income[a]	Tax Rate	Income Tax
U.S.	$1,686	27%	$452	$408	30%	$122
South America	1,999	33%	663	1,076	35%	374
Indonesia	1,064	42%	444	2,365	43%	1,021
Eliminations and other	(17)	N/A	19	2	N/A	(1)
Purchase accounting adjustments	(556)	37%	(209)	(579)	37%	(216)
Annualized rate adjustment[b]	N/A	N/A	18	N/A	N/A	(78)
Consolidated FCX	$4,176	33%	$1,387	$3,272	37%	$1,222

a.	Represents income from continuing operations before income taxes and minority interests.
b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has a regional approach to the management of its mining operations. FCX has organized its mining operations geographically into three primary operating divisions – North American mining, South American mining and Indonesian mining. Notwithstanding this geographic structure, FCX internally reports information on a mine by mine basis. Therefore, in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” FCX concluded that its operating segments include individual mines. Operating segments that meet SFAS No. 131 thresholds are reportable segments. Further discussion of the reportable segments included in FCX’s operating divisions, as well as FCX’s other reportable segment – Atlantic Copper Smelting & Refining, follows.

North American Mining.  North American mining operations are comprised of copper operations from mining through rod production, molybdenum operations from mining through conversion to chemical and metallurgical products, and the marketing and sale of both product lines. The North American mining division includes the Morenci copper mine, Rod & Refining operations and Molybdenum operations as reportable segments. In addition to copper, the Morenci mine produces molybdenum concentrates as a by-product.

Other North American mining operations include FCX’s other operating southwestern U.S. copper mines – Bagdad, Sierrita, Safford, Miami, Chino and Tyrone. In addition to copper, the Bagdad, Sierrita, and Chino mines produce molybdenum, gold and silver, and the Sierrita mine also produces rhenium. Other North American mining operations also include the Miami smelter, which processes FCX’s North America concentrates and provides a significant source of sulfuric acid for the various North American leaching operations, and a sales company, which functions as an agent to purchase and sell copper from the North American mines and the Rod & Refining operations and also purchases and sells any copper not sold by the South American mines to third parties.

South American Mining.  South American mining includes the Cerro Verde copper mine as a reportable segment. Other South American mining operations include FCX’s Chilean copper mines – Candelaria, Ojos del Salado and El Abra.

Indonesian Mining.  Indonesian mining includes PT Freeport Indonesia’s Grasberg copper and gold mining operations and PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia).

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Other.  Intersegment sales by the Indonesian and South American mines are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales by any individual mine may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

FCX allocates certain operating costs, expenses and capital to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All federal and state income taxes are recorded and managed at the corporate level with the exception of foreign income taxes, which are generally recorded and managed at the applicable mine or operation. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(In Millions)	North America					South America			Indonesia
				Other	Total		Other	Total			Atlantic
				North	North		South	South			Copper	Corporate,
		Rod &	Molyb-	American	American	Cerro	American	American			Smelting	Other &	FCX
Three Months Ended June 30, 2008	Morenci	Refining	denum	Mining	Mining	Verde	Mining	Mining	Grasberg		& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$46	1,675	715	708	3,144	428	468	896	811	[a]	724	(134)	5,441
Intersegment	569	8	-	(576)	1	262	251	513	205		-	(719)	-
Production and delivery[b]	294	1,677	421	(429)	1,963	206	256	462	439		698	(842)	2,720
Depreciation, depletion and amortization[b]	79	1	69	122	271	46	81	127	48		9	7	462
Selling, general and administrative expenses	-	-	5	2	7	-	-	-	47		6	66	126
Exploration and research expenses	-	-	1	-	1	-	-	-	-		-	79	80
Operating income[b]	$242	5	219	437	903	438	382	820	482		11	(163)	2,053
Interest expense, net	$-	1	-	9	10	1	(2)	(1)	2		2	127	140
Provision for income taxes	$-	-	-	-	-	154	121	275	205		-	178	658
Goodwill at June 30, 2008	$1,912	-	703	2,299	4,914	763	366	1,129	-		-	5	6,048
Total assets at June 30, 2008	$7,000	605	4,156	12,907	24,668	5,247	4,967	10,214	4,066		1,059	2,341	42,348
Capital expenditures	$82	1	32	77	192	45	58	103	108		7	245	655

Three Months Ended June 30, 2007
Revenues:
Unaffiliated customers	$23	1,826	463	367	2,679	157	572	729	1,415	[a]	619	1	5,443
Intersegment	519	11	-	(526)	4	298	205	503	347		-	(854)	-
Production and delivery[b]	304	1,825	406	(431)	2,104	100	203	303	390		608	(865)	2,540
Depreciation, depletion and amortization[b]	69	3	22	74	168	35	101	136	56		9	5	374
Selling, general and administrative expenses	-	-	5	2	7	-	-	-	45		6	77	135
Exploration and research expenses	-	-	-	-	-	-	-	-	-		-	40	40
Operating income (loss)[b]	$169	9	30	196	404	320	473	793	1,271		(4)	(110)	2,354
Interest expense, net	$-	1	-	-	1	4	(1)	3	3		7	165	179
Provision for income taxes	$-	-	-	-	-	123	156	279	559		-	(74)	764
Total assets at June 30, 2007	$4,737	670	1,894	8,726	16,027	4,975	4,989	9,964	4,352		1,062	9,229 [c]	40,634
Capital expenditures	$60	1	11	228	300	17	17	34	101		14	81	530

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $356 million in second-quarter 2008 and $625 million in second-quarter 2007.
b. The following tables summarize the impact of purchase accounting fair value adjustments on operating income (loss) primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Three Months Ended June 30, 2008
Revenues	$-	-	(3)	-	(3)	5	1	6	N/A	N/A	-	3
Production and delivery	(11)	-	2	(5)	(14)	5	(3)	2	N/A	N/A	-	(12)
Depreciation, depletion and amortization	(50)	-	(46)	(63)	(159)	(23)	(48)	(71)	N/A	N/A	-	(230)
Reduction of operating income	$(61)	-	(47)	(68)	(176)	(13)	(50)	(63)	N/A	N/A	-	(239)

Three Months Ended June 30, 2007
Production and delivery	$(68)	-	(67)	(116)	(251)	-	(18)	(18)	N/A	N/A	-	(269)
Depreciation, depletion and amortization	(60)	-	(10)	(47)	(117)	(15)	(55)	(70)	N/A	N/A	1	(186)
Reduction of operating income	$(128)	-	(77)	(163)	(368)	(15)	(73)	(88)	N/A	N/A	1	(455)

c. Includes preliminary goodwill of $5.0 billion, which had not been allocated to reporting units at June 30, 2007, and also includes assets of $1.4 billion associated with discontinued operations.

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(In Millions)	North America					South America			Indonesia
				Other	Total		Other	Total			Atlantic
				North	North		South	South			Copper	Corporate,
		Rod &	Molyb-	American	American	Cerro	American	American			Smelting	Other &	FCX
Six Months Ended June 30, 2008	Morenci	Refining	denum	Mining	Mining	Verde	Mining	Mining	Grasberg		& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$96	3,355	1,434	1,531	6,416	890	971	1,861	1,698	[a]	1,389	(251)	11,113
Intersegment	1,110	16	-	(1,124)	2	515	626	1,141	370		-	(1,513)	-
Production and delivery[b]	566	3,353	881	(699)	4,101	368	526	894	838		1,349	(1,740)	5,442
Depreciation, depletion and amortization[b]	160	3	108	227	498	89	168	257	93		18	14	880
Selling, general and administrative expenses	-	-	11	6	17	-	-	-	84		14	95	210
Exploration and research expenses	-	-	1	-	1	-	-	-	-		-	131	132
Operating income[b]	$480	15	433	873	1,801	948	903	1,851	1,053		8	(264)	4,449
Interest expense, net	$1	2	-	19	22	2	(2)	-	3		6	274	305
Provision for income taxes	$-	-	-	-	-	327	281	608	444		-	335	1,387
Capital expenditures	$159	4	44	160	367	62	104	166	223		12	395	1,163

Six Months Ended June 30, 2007
Revenues:
Unaffiliated customers	$23	2,032	515	428	2,998	171	698	869	2,747	[a]	1,073	2	7,689
Intersegment	540	13	-	(549)	4	395	230	625	724		-	(1,353)	-
Production and delivery[b]	333	2,031	458	(391)	2,431	144	275	419	713		1,035	(1,155)	3,443
Depreciation, depletion and amortization[b]	74	3	25	80	182	44	120	164	115		19	10	490
Selling, general and administrative expenses	-	-	5	3	8	-	-	-	89		10	76	183
Exploration and research expenses	-	-	-	-	-	-	-	-	-		-	47	47
Operating income[b]	$156	11	27	187	381	378	533	911	2,554		9	(329)	3,526
Interest expense, net	$-	1	-	-	1	4	(1)	3	7		14	206	231
Provision for income taxes	$-	-	-	-	-	145	175	320	1,021		-	(119)	1,222
Capital expenditures	$75	2	13	263	353	18	18	36	175		21	87	672

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $820 million for the six months ended June 30, 2008, and $1.2 billion for the six months ended June 30, 2007.
b. The following tables summarize the impact of purchase accounting fair value adjustments on operating income primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Six Months Ended June 30, 2008
Revenues	$-	-	(3)	-	(3)	5	1	6	N/A		N/A	-	3
Production and delivery	(29)	-	(12)	(20)	(61)	(4)	(19)	(23)	N/A		N/A	-	(84)
Depreciation, depletion and amortization	(97)	-	(80)	(118)	(295)	(44)	(97)	(141)	N/A		N/A	(1)	(437)
Reduction of operating income	$(126)	-	(95)	(138)	(359)	(43)	(115)	(158)	N/A		N/A	(1)	(518)

Six Months Ended June 30, 2007
Production and delivery	$(84)	-	(80)	(135)	(299)	(20)	(46)	(66)	N/A	N/A	-	(365)
Depreciation, depletion and amortization	(63)	-	(12)	(48)	(123)	(21)	(70)	(91)	N/A	N/A	-	(214)
Reduction of operating income	$(147)	-	(92)	(183)	(422)	(41)	(116)	(157)	N/A	N/A	-	(579)

XXVI